EXHIBIT 24.1

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Matthew R. Rasmussen, Wendi J. Powell, and Mark J. Larovere and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Amendment, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ Darren W. Woods	/s/ Michael J. Angelakis
Darren W. Woods Chairman, Chief Executive Officer and Director (Principal Executive Officer)	Michael J. Angelakis Director

/s/ Angela F. Braly	/s/ Maria S. Dreyfus
Angela F. Braly Director	Maria S. Dreyfus Director

/s/ Gregory C. Garland	/s/ John D. Harris II
Gregory C. Garland Director	John D. Harris II Director

/s/ Kaisa H. Hietala	/s/ Joseph L. Hooley
Kaisa H. Hietala Director	Joseph L. Hooley Director

/s/ Steven A. Kandarian	/s/ Alexander A. Karsner
Steven A. Kandarian Director	Alexander A. Karsner Director

/s/ Lawrence W. Kellner	/s/ Dina P. McCormick
Lawrence W. Kellner Director	Dina P. McCormick Director

/s/ Neil A. Hansen	/s/ Susan E. Buchanan
Neil A. Hansen Senior Vice President and Chief Financial Officer (Principal Financial Officer)	Susan E. Buchanan Vice President and Chief Accounting Officer (Principal Accounting Officer)